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Exhibit 99.(a)(28)

COMPANIES FORM No. Notice to non-assenting shareholders Pursuant to section 429(4) of the Companies Act 1985 as inserted by Schedule 12 to the Financial Services Act 1986	429(4)

A takeover offer (the "Offer") was made on 19 May 2004 by Lazard & Co., Limited, on behalf of UCB S.A. (the "Offeror") (outside the United States), and by the Offeror itself (inside the United States) for the entire issued and to be issued share capital of Celltech Group plc ("Celltech") (including Celltech Shares represented by Celltech ADSs).

The terms of the Offer are set out in the offer document dated 19 May 2004 (the "Offer Document"). The definitions set out in that document apply to this notice unless the context otherwise requires.

The Offeror has, within four months of making the Offer, acquired or contracted to acquire not less than nine-tenths in value of the Celltech Shares (including Celltech Shares represented by Celltech ADSs) to which the Offer relates. The Offeror gives notice that it now intends to exercise its right under section 429 of the Companies Act 1985 to acquire the Celltech Shares held by you.

The terms of the Offer provide for the Celltech Shares to be acquired on the following basis:

for each Celltech share                        550 pence in cash

Alternatively (except, as described in the Offer Document, in the case of certain Overseas Shareholders), you may elect to receive Loan Notes in lieu of some or all of the cash consideration which you would otherwise receive under the Offer on the basis of £1 nominal value of Loan Notes for every whole £1 of cash otherwise receivable under the Offer.

As these terms include a choice of consideration, you should, within six weeks of the date of this notice, inform the Offeror in writing at Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH which of the choices you wish to accept. If you do not make a choice and do not make application to the Court (see note below), the Offeror will acquire your Celltech Shares on the following basis:

for each Celltech share                        550 pence in cash

The Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into Australia, Belgium, Canada or Japan and the Offer is not capable of acceptance from or within Australia, Belgium, Canada or Japan. Accordingly, copies of the Offer Document or any related documents are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Belgium, Canada or Japan.

The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the US Securities Act or under any relevant securities laws of any state or other jurisdiction of the United States, or under the relevant securities laws of Australia, Belgium, Canada or Japan or any other jurisdiction. Accordingly, unless an exemption under such relevant laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Belgium, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the

Loan Notes, or to or for the account or benefit of any US person or resident of Australia, Belgium, Canada or Japan or any other such jurisdiction.

NOTE: You are entitled under section 430C of the Companies Act 1985 to make application to the Court within 6 weeks of the date of this notice for an order either that the Offeror shall not be entitled and bound to acquire your shares or that different terms to those of the Offer shall apply to the acquisition. If you are contemplating such an action, you may wish to seek legal advice.

Signed	/s/ BARON JACOBS	Date	12 July 2004
Baron Jacobs Director for and on behalf of UCB S.A.

NOTE: All communications relating to the above notice should be addressed to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

Any person (other than certain Overseas Shareholders) receiving this notice who has not received a copy of the Offer Document may obtain a copy, without charge, upon written or oral request to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by telephoning the Helpline on 0870 162 3118 (if calling from the UK), 800 261 1054 (if calling from the US) or +44 20 8639 2157 (if calling from elsewhere).

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  Exhibit 99.(a)(28)